Exhibit 10.2

Prepared by and return to:

Susan M. Dees

Legal Assistant

Marvin W. Bingham, Jr., PA

14811 NW 140th Street Post Office Box 1930

Alachua, FL 32616

386-462-5120

File Number: 15-218

____________________ [Space Above This Line For Recording Data] ___________________

MORTGAGE

This Indenture, Made this January 21, 2016 by and between Crit, Inc. DBA Commercial Gates & Electric whose address is 1120 SW 6th Avenue, Trenton, FL, hereinafter called the Mortgagor, and CTD Holdings, Inc. whose address is 14120 NW 126th Terrace, Alachua, FL 32615, hereinafter called the Mortgagee:

The terms “Mortgagor” and “Mortgagee” shall include heirs, personal representatives, successors, legal representatives and assigns, and shall denote the singular and/or the plural, and the masculine and/or the feminine and natural and/or artificial persons, whenever and wherever the context so admits or requires.

Witnesseth, that the said Mortgagor, for and in consideration of the aggregate sum named in the promissory note, a copy of which is attached hereto and made a part hereof, the receipt of which is hereby acknowledged, does grant, bargain and sell to the said Mortgagee, his successors and assigns, in fee simple, the following described land, situate, lying and being in Alachua County, Florida, to-wit:

The NW 1/4 of the SE 1/4 of Section 8, Township 9 South, Range 17 East, Alachua County, Florida.

Together with road right-of-way easement over the West 30.00 feet of the NE 1/4 of Section 8, Township 9 South, Range 17 East, Alachua County, Florida.

And the said Mortgagor does hereby fully warrant the title to said land, and will defend the same against the lawful claims of all persons whomsoever.

Provided always, that if said Mortgagor, his successors or assigns, shall pay unto the said Mortgagee, his successors or assigns, that certain promissory note, of which a true and correct copy is attached, and Mortgagor shall perform, comply with and abide by each and every stipulation, agreement, condition and covenant of said promissory note and of this mortgage, and shall duly pay all taxes, all insurance premiums reasonably required, all costs and expenses including reasonable attorneys fees that Mortgagee may incur in collecting money secured by this mortgage, and also in enforcing this mortgage by suit or otherwise, then this mortgage and the estate hereby created shall cease and be null and void.

Mortgagor hereby covenants and agrees:

1.	To pay the principal and interest and other sums of money payable by virtue of said promissory note and this mortgage, or either, promptly on the days respectively the same severally come due.

2.	To keep the buildings now or hereafter on the land insured for fire and extended coverage in a sum at least equal to the amount owed on the above described promissory note, and name the Mortgagee as loss payees, and to furnish Mortgagee with a copy of all current policies. If Mortgagor does not provide Mortgagee with copies of the policies showing Mortgagee as loss payees after 14 days written demand by Mortgagee, then Mortgagee may purchase such insurance and shall add any payments made for such policy to the principal balance owed on the mortgage, and such payments shall accrue interest at the maximum rate of interest allowed by law. In the event any sum of money becomes payable under such policy, Mortgagee, his legal representatives or assigns, shall have the option to receive and apply the same on account of the indebtedness hereby secured or to permit Mortgagor to receive and use it or any part thereof for repair or replacement, without hereby waiving or impairing any equity, lien or right under or by virtue of this mortgage. In the event of loss Mortgagor shall give immediate notice to Mortgagee.

3.	To permit, commit or suffer no waste, impairment or deterioration of the property, or any part thereof.

4.	To permit no other lien or mortgage to be placed ahead of this mortgage.

5.	Mortgagor shall provide proof of payment of annual real estate taxes by March 15, for the preceding years taxes. In the event that Mortgagor does not pay the taxes by such date, the Mortgagee may pay the taxes and the full amount of such payment by Mortgagee shall be added to the principal balance owed on the mortgage, and shall accrue interest at the maximum rate allowed by law.

6.	The Mortgagee may, at any time pending a suit upon this mortgage, apply to the court having jurisdiction thereof for the appointment of a receiver, and such court shall forthwith appoint a receiver, and such receiver shall have all the broad and effective functions and powers in anywise entrusted by a court to a receiver, and such appointment shall be made by such court as an admitted equity and a matter of absolute right to said Mortgagee. The rents, profits, income, issues, and revenues shall be applied by such receiver according to the lien of this mortgage.

7.	If any of the sums of money due and owing to Mortgagee under the terms of the promissory note and this mortgage, including but not limited to any advance made by Mortgagee for the payment of insurance or taxes, are not paid within 15 days after the same become due and payable, or if each of the stipulations, agreements, conditions and covenants of the promissory note and this mortgage, or either, are not fully performed or complied with the aggregate sum owed on the promissory note shall become due and payable forthwith or thereafter at the option of Mortgagee, his successors, legal representatives, or assigns.

This mortgage and the note hereby secured shall be construed and enforced according to the laws of the State of Florida.

The principal sum secured hereby, along with any interest to be paid in accordance with the terms of the note secured hereby, shall immediately become due and payable without notice, if a transfer of title to the premises by sale or otherwise is made without the Mortgagee’s written consent, while this mortgage remains a lien thereon, at the option of Mortgagee, his successors, legal representatives, or assigns.

Executed at Alachua County, Florida on the date written above.

Signed, sealed and delivered in the presence of:

Crit, Inc. DBA Commercial Gates & Electric

	By:	/s/ Gregory Pyle
Witness Name:		Greg Pyle, President

Witness Name:

(Corporate Seal)

3